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                                                                    Exhibit 23.2


                               CONSENT OF KPMG LLP

The Board of Directors
Ocular Sciences, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Ocular Sciences, Inc. of our reports dated February 5, 2002, relating to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Ocular Sciences, Inc.

San Francisco, California
May 13, 2002